Exhibit 8.1

LIST OF SUBSIDIARIES

		Percentage of equity interest
Name of company	Place of incorporation	Held by the Company	Held by subsidiaries	Principal activities
Dongguan Xinda Giftware Company Limited (1)	Mainland China	100%	-	Manufacturing of die-cast and injection-molded plastic products
Luen Tat Mould Manufacturing Limited (1)	The British Virgin Islands	90%	-	Provision of technical support service on mold production
Luen Tat Model Design Company Ltd. (1)	The British Virgin Islands	-	51%	Design and production of molds and tooling models
Onchart Industrial Limited (1)	The British Virgin Islands	100%	-	Provision of technical support service on mold production
Wealthy Holdings Limited	The British Virgin Islands	100%	-	Inactive
Zindart Manufacturing Limited (1)	The British Virgin Islands	100%		Inactive
Corgi Classics Holdings Limited	United Kingdom	100%	-	Investment holding
Corgi Classics Limited	United Kingdom	-	100%	Design, marketing and distribution of die-cast collectibles
Corgi USA, Inc.	United States of America	-	100%	Design, marketing and distribution of die-cast collectibles
Icon Collectibles Limited	United Kingdom	-	100%	Inactive
Lledo Collectibles Limited	United Kingdom	-	100%	Inactive
Bassett Lowke Limited	United Kingdom	-	100%	Inactive
Corgi Sales Limited	United Kingdom	-	100%	Inactive
Corgi Toys Limited	United Kingdom	-	100%	Inactive
Blow-ko Limited	United Kingdom	-	100%	Inactive
Bassett Lowke (Railways) Limited	United Kingdom	-	100%	Inactive
Corgi Collectors Limited	United Kingdom	-	100%	Inactive
Zindart Limited	Bermuda	-	100%	Inactive

(1)	These companies are reported as discontinued operations